Exhibit 99.2

Item 8. Financial Statements and Supplementary Data.

INDEX TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

Combined Consolidated Balance Sheets as of December 31, 2016 and 2015

Combined Consolidated Statements of Comprehensive Income for the Years Ended December 31, 2016, 2015 and 2014

Combined Consolidated Statements of Cash Flows for the Years Ended December 31, 2016, 2015 and 2014

Combined Consolidated Statements of Equity for the Years Ended December 31, 2016, 2015 and 2014

Notes to Combined Consolidated Financial Statements

Schedule III – Real Estate and Accumulated Deprecation

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Park Hotels & Resorts Inc.:

We have audited the accompanying combined consolidated balance sheets of the carved-out entities to be held by Park Hotels & Resorts Inc. (the “Company”) after the spin-off, as of December 31, 2016 and 2015, and the related combined consolidated statements of comprehensive income, cash flows and equity for each of the three years in the period ended December 31, 2016. Our audits also include the financial statement schedule listed in the Index at Item 15. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined consolidated financial position of the carved-out entities to be held by Park Hotels & Resorts Inc. after the spin-off at December 31, 2016 and 2015, and the combined consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

McLean, Virginia

March 2, 2017

except for Notes 2 and 14, as to which the date is

May 5, 2017

PARK HOTELS & RESORTS INC.

COMBINED CONSOLIDATED BALANCE SHEETS

(in millions)

	December 31,
	2016	2015
ASSETS
Property and equipment, net	$8,541	$8,676
Investments in affiliates	81	104
Goodwill	604	617
Intangibles, net	44	52
Cash and cash equivalents	337	72
Restricted cash	13	72
Accounts receivable, net of allowance for doubtful accounts of $2 and $2	130	122
Prepaid expenses	58	53
Other assets	26	19
TOTAL ASSETS (variable interest entities - $239 and $32)	$9,834	$9,787
LIABILITIES AND EQUITY
Liabilities
Debt	$3,012	$4,057
Accounts payable and accrued expenses	167	171
Due to hotel manager	91	110
Due to Hilton affiliates	210	52
Deferred income tax liabilities	2,437	2,502
Other liabilities	94	98
Total liabilities (variable interest entities - $262 and $14)	6,011	6,990
Commitments and contingencies – refer to Note 15
Equity
Net Parent investment	3,939	2,884
Accumulated other comprehensive loss	(67)	(63)
Total Parent equity	3,872	2,821
Noncontrolling interests	(49)	(24)
Total equity	3,823	2,797
TOTAL LIABILITIES AND EQUITY	$9,834	$9,787

Refer to the notes to combined consolidated financial statements.

PARK HOTELS & RESORTS INC.

COMBINED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in millions)

	Year Ended December 31,
	2016	2015	2014
Revenues
Rooms	$1,795	$1,783	$1,679
Food and beverage	719	691	644
Other	213	214	190
Total revenues	2,727	2,688	2,513

Operating expenses
Rooms	466	456	457
Food and beverage	503	487	454
Other departmental and support	668	650	592
Other property-level	181	180	178
Management fees	91	89	77
Impairment loss	15	—	—
Depreciation and amortization	300	287	248
Corporate and other	85	96	67
Total expenses	2,309	2,245	2,073

Gain on sale of assets, net	1	143	—

Operating income	419	586	440

Interest income	2	1	1
Interest expense	(181)	(186)	(186)
Equity in earnings from investments in affiliates	3	22	16
Gain on foreign currency transactions	3	—	2
Other (loss) gain, net	(25)	(6)	25

Income before income taxes	221	417	298

Income tax expense	(82)	(118)	(117)

Net income	139	299	181
Net income attributable to noncontrolling interests	(6)	(7)	(5)
Net income attributable to Parent	$133	$292	$176

Other comprehensive loss, net of tax (expense) benefit:
Currency translation adjustment, net of tax of $(4), $13 and $7	(7)	(12)	(22)
Total other comprehensive loss	(7)	(12)	(22)

Comprehensive income	$132	$287	$159
Comprehensive income attributable to noncontrolling interests	(6)	(7)	(5)
Comprehensive income attributable to Parent	$126	$280	$154

Refer to the notes to combined consolidated financial statements.

PARK HOTELS & RESORTS INC.

COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended December 31,
	2016	2015	2014
Operating Activities:
Net income	$139	$299	$181
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	300	287	248
Impairment loss	15	—	—
Gain on sale of assets, net	(1)	(143)	—
Equity in earnings from investments in affiliates	(3)	(22)	(16)
Gain on foreign currency transactions	(3)	—	(2)
Other loss (gain), net	25	6	(25)
Amortization of deferred financing costs	11	11	13
Distributions from unconsolidated affiliates	19	27	20
Deferred income taxes	(66)	(7)	85
Changes in operating assets and liabilities:
Accounts receivable, net	(9)	(25)	(9)
Prepaid expenses	(6)	(13)	(27)
Other assets	(1)	44	(8)
Accounts payable and accrued expenses	(1)	(16)	35
Due to hotel manager	(18)	15	5
Other liabilities	(5)	25	5
Other	3	31	11
Net cash provided by operating activities	399	519	516
Investing Activities:
Capital expenditures for property and equipment	(227)	(226)	(171)
Acquisitions, net of cash acquired	—	(1,410)	—
Investments in affiliates	—	(1)	(5)
Change in restricted cash	14	(14)	—
Distributions from unconsolidated affiliates	3	15	26
Payments received from notes receivable	—	—	15
Proceeds from asset dispositions	—	1,866	15
Net cash (used in) provided by investing activities	(210)	230	(120)
Financing Activities:
Borrowings	2,915	271	—
Repayment of debt	(3,680)	(883)	(14)
Debt issuance costs	(21)	—	(1)
Proceeds from sales-leaseback transaction	—	—	22
Change in restricted cash	45	(18)	10
Cash contribution from Parent	987	—	—
Capital contribution from Hilton affiliate	—	—	22
Net transfers from (to) Parent	40	3	(84)
Cash dividends paid to Parent	(180)	(81)	(351)
Distributions to noncontrolling interests	(32)	(7)	(5)
Net cash provided by (used in) financing activities	74	(715)	(401)
Effect of exchange rate changes on cash and cash equivalents	2	(4)	(1)
Net increase (decrease) in cash and cash equivalents	265	30	(6)
Cash and cash equivalents, beginning of period	72	42	48
Cash and cash equivalents, end of period	$337	$72	$42

For supplemental disclosures, refer to Note 16: “Supplemental Disclosures of Cash Flow Information.”

Refer to the notes to combined consolidated financial statements.

PARK HOTELS & RESORTS INC.

COMBINED CONSOLIDATED STATEMENTS OF EQUITY

(in millions)

	Net Parent Investment	Accumulated Other Comprehensive Loss	Non- controlling Interests	Total
Balance as of December 31, 2013	$2,921	$(29)	$(24)	$2,868
Net income	176	—	5	181
Other comprehensive loss	—	(22)	—	(22)
Net transfers to Parent	(84)	—	—	(84)
Capital contribution from Parent	14	—	—	14
Distribution to Parent	(30)	—	—	(30)
Cash dividends paid to Parent	(351)	—	—	(351)
Capital contribution from Hilton affiliate	22	—	—	22
Distributions to noncontrolling interests	—	—	(5)	(5)
Balance as of December 31, 2014	2,668	(51)	(24)	2,593
Net income	292	—	7	299
Other comprehensive loss	—	(12)	—	(12)
Net transfers from Parent	3	—	—	3
Capital contribution from Parent	2	—	—	2
Cash dividends paid to Parent	(81)	—	—	(81)
Distributions to noncontrolling interests	—	—	(7)	(7)
Balance as of December 31, 2015	2,884	(63)	(24)	2,797
Net income	133	—	6	139
Other comprehensive loss	—	(7)	—	(7)
Net transfers from Parent	40	—	—	40
Capital contribution from Parent	337			337
Cash contribution from Parent	987	—	—	987
Distribution to Parent	(259)	3	—	(256)
Cash dividends paid to Parent	(180)	—	—	(180)
Distributions to noncontrolling interests	—	—	(32)	(32)
Cumulative effect of the adoption of ASU 2015-02	(3)	—	1	(2)
Balance as of December 31, 2016	$3,939	$(67)	$(49)	$3,823

Refer to the notes to combined consolidated financial statements.

PARK HOTELS & RESORTS INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Organization

Park Hotels & Resorts Inc. (“we,” “us,” “our” or the “Company”) was formed as a Delaware corporation with a diverse portfolio of premium-branded hotels and resorts located in prime United States (“U.S.”) and international markets. On January 3, 2017, Hilton Worldwide Holdings Inc. (“Hilton” or “Parent”) completed the spin-off of a portfolio of hotels and resorts that resulted in the establishment of Park Hotels & Resorts Inc. as an independent, publicly traded company. The spin-off transaction, which was tax-free to both Hilton and our stockholders, was effected through a pro rata distribution of Park Hotels & Resorts Inc. stock to existing Hilton stockholders. As a result of the spin-off, each holder of Hilton common stock received one share of our common stock for every five shares of Hilton common stock owned, on the record date of December 15, 2016.

For U.S. federal income tax purposes, we intend to make an election to be taxed as a real estate investment company (“REIT”), effective January 4, 2017.  Currently, we are organized and operate in a REIT qualified manner and expect to continue to operate as such.

As of the spin-off date, Park Intermediate Holdings LLC (our “Operating Company”), directly or indirectly, holds all of our assets and conducts all of our operations. We own 100% of the interests in our Operating Company.

Note 2: Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

Principles of Combination and Consolidation

The accompanying combined consolidated financial statements represent the financial position and results of operations of entities held by the Company after the spin-off that had historically been under common control of the Parent. The combined consolidated financial statements were prepared on a carve-out basis and reflect significant assumptions and allocations. The combined consolidated financial statements reflect our historical financial position, results of operations and cash flows, in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”). All significant intercompany transactions and balances within these combined consolidated financial statements have been eliminated.

On October 24, 2007, a predecessor to Hilton became a wholly owned subsidiary of an affiliate of The Blackstone Group L.P. (“Blackstone”) following the completion of a merger (“Merger”). Our combined consolidated financial statements reflect adjustments made as a result of applying push down accounting at the time of the Merger. The Company’s combined consolidated financial statements include certain assets and liabilities that have historically been held by Hilton but are specifically identifiable or otherwise attributable to the Company, including goodwill and intangibles.

Allocations

The combined consolidated statements of comprehensive income include allocations of corporate general and administrative expenses from Hilton on the basis of financial and operating metrics that Hilton has historically used to allocate resources and evaluate performance against its strategic objectives. Both we and Hilton consider the basis on which expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by us during the periods presented. However, the allocations may not include all of the actual expenses that would have been incurred by us and may not reflect its combined consolidated results of operations, financial position and cash flows had we been a stand-alone company during the periods presented. Actual costs that might have been incurred had we been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions we might have performed ourselves or outsourced and strategic decisions we might have made in areas such as information technology and infrastructure. Following the spin-off, we will perform these functions using our own resources or purchase services from either Hilton or third parties. For an interim period, some of these functions will continue to be provided by Hilton under our transition services agreement (“TSA”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain line items on the condensed combined consolidated balance sheets as of December 31, 2016 have been reclassified.

Summary of Significant Accounting Policies

Property and Equipment

Property and equipment are recorded at cost, and interest applicable to major construction or development projects is capitalized. Costs of improvements that extend the economic life or improve service potential are also capitalized. Capitalized costs are depreciated over their estimated useful lives. Costs for normal repairs and maintenance are expensed as incurred.

Depreciation is recorded using the straight-line method over the assets’ estimated useful lives, which are generally as follows: buildings and improvements (8 to 40 years); furniture and equipment (3 to 8 years); and computer equipment and acquired software (3 years). Leasehold improvements are depreciated over the shorter of the estimated useful life, based on the estimates above, or the lease term.

We evaluate the carrying value of our property and equipment if there are indicators of potential impairment. We perform an analysis to determine the recoverability of the asset’s carrying value by comparing the expected undiscounted future cash flows to the net book value of the asset. If it is determined that the expected undiscounted future cash flows are less than the net book value of the asset, the excess of the net book value over the estimated fair value is recorded in our combined consolidated statements of comprehensive income within impairment losses. Fair value is generally estimated using valuation techniques that consider the discounted cash flows of the asset using discount and capitalization rates deemed reasonable for the type of asset, as well as prevailing market conditions, appraisals, recent similar transactions in the market and, if appropriate and available, current estimated net sales proceeds from pending offers.

If sufficient information exists to reasonably estimate the fair value of a conditional asset retirement obligation, including environmental remediation liabilities, we recognize the fair value of the obligation when the obligation is incurred, which is generally upon acquisition, construction or development and/or through the normal operation of the asset.

Assets Held for Sale

We classify a property as held for sale when we commit to a plan to sell the asset, the sale of the asset is probable within one year, and it is unlikely that action to complete the sale will change or that the sale will be withdrawn. When we determine that classification of an asset as held for sale is appropriate, we cease recording depreciation for the asset and value the property at the lower of depreciated cost or fair value, less costs to dispose. Further, the related assets and liabilities of the held for sale property will be classified as assets held for sale in our combined consolidated balance sheets. Any gains on sales of properties are recognized at the time of sale or deferred and recognized in net income (loss) in subsequent periods as any relevant conditions requiring deferral are satisfied.

Investments in Affiliates

The combined consolidated financial statements include entities in which we have a controlling financial interest, including variable interest entities (“VIE”) where we are the primary beneficiary. The determination of a controlling financial interest is based upon the terms of the governing agreements of the respective entities, including the evaluation of rights held by other interests. If the entity is considered to be a VIE, we determine whether we are the primary beneficiary, and then consolidate those VIEs for which we have determined we are the primary beneficiary. If the entity in which we hold an interest does not meet the definition of a VIE, we evaluate whether we have a controlling financial interest through our voting interests in the entity. We consolidate entities when we own more than 50 percent of the voting shares of a company or otherwise have a controlling financial interest. References in these financial statements to Net income (loss) attributable to Parent do not include non-controlling interests, which represent the outside ownership interests of our consolidated, non-wholly owned entities and are reported separately.

We hold investments in affiliates that primarily own or lease hotels. Investments in affiliates over which we exercise significant influence, but lack a controlling financial interest, are accounted for using the equity method. We account for investments using the equity method when we have the ability to exercise significant influence over the entity, typically through a more than minimal investment.

Our proportionate share of earnings (losses) from our equity method investments is presented as Equity in earnings (losses) from investments in affiliates in our combined consolidated statements of comprehensive income. Distributions from investments in affiliates are presented as an operating activity in our combined consolidated statements of cash flows when such distributions are a return on investment. Distributions from investments in affiliates are recorded as an investing activity in our combined consolidated statements of cash flows when such distributions are a return of investment.

We assess the recoverability of our equity method investments if there are indicators of potential impairment. If an identified event or change in circumstances requires an evaluation to determine if an investment may have an other-than-temporary impairment, we assess the fair value of the investment based on accepted valuation methodologies, which include discounted cash flows, estimates of sales proceeds and external appraisals. If an investment’s fair value is below its carrying value and the decline is considered to be other-than-temporary, we will recognize an impairment loss in Equity in earnings (losses) from investments in affiliates in our combined consolidated statements of comprehensive income.

Non-controlling Interests

We present the portion of any equity that we do not own in entities that we have a controlling financial interest (and thus consolidate) as non-controlling interests and classify those interests as a component of total equity, separate from total Parent equity, on our combined consolidated balance sheets. For consolidated joint ventures with pro rata distribution allocations, net income or loss is allocated between the joint venture partners based on their respective stated ownership percentages. In addition, we include net income (loss) attributable to the noncontrolling interest in Net income (loss) in our combined consolidated statements of comprehensive income.

Goodwill

Goodwill represents the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. We do not amortize goodwill, but rather evaluate goodwill for potential impairment on an annual basis or at other times during the year if events or circumstances indicate that the carrying amount may not be recoverable.

We have a single reporting unit, ownership, to which goodwill has been allocated. Certain of the entities that are included in our combined consolidated financial statements were consolidated subsidiaries of our Parent at the time of the Merger. Our Parent allocated goodwill to us based on the relative fair value of our properties compared to that of Parent’s ownership segment as of the date of the Merger. We review the carrying value of goodwill by comparing the carrying value of our reporting unit to its fair value. In any year we may elect to perform a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is in excess of its carrying value. If we cannot determine qualitatively that the fair value is in excess of the carrying value, or we decide to bypass the qualitative assessment, we proceed to the two-step quantitative process. In the first step, we determine the fair value of the reporting unit. The valuation is based on internal projections of expected future cash flows and operating plans, as well as market conditions relative to the operations of our reporting unit. If the estimated fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment test is not necessary. However, if the carrying amount of the reporting unit exceeds its estimated fair value, then the second step must be performed. In the second step, we estimate the implied fair value of goodwill, which is determined by taking the fair value of the reporting unit and allocating it to all of its assets and liabilities (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, the excess is recognized within Impairment loss in our combined consolidated statements of comprehensive income.

Intangible Assets

Intangible assets with finite useful lives primarily include ground and hotel operating lease contracts recorded by our Parent at the time of the Merger and allocated to us based on either specific identification or the relative fair values as of the date of the Merger. These contract values are based on the present value of the difference between contractual amounts to be paid pursuant to the contracts acquired and the estimate of the fair value of rates for corresponding contracts measured over the period equal to the remaining non-cancelable term of the contract. Intangible assets are amortized using the straight-line method over the remaining non-cancelable term of the contract.

We review all finite lived intangible assets for impairment when circumstances indicate that their carrying amounts may not be recoverable. If the carrying value of an asset group is not recoverable, we recognize an impairment loss for the excess of the carrying value over the fair value in our combined consolidated statements of comprehensive income.

Business Combinations

We consider a business combination to occur when we take control of a business by acquiring its net assets or equity interests. We record the assets acquired, liabilities assumed and non-controlling interests at fair value as of the acquisition date, including any contingent consideration. We evaluate factors, including market data for similar assets, expected future cash flows discounted at risk-adjusted rates and replacement cost for the assets to determine an appropriate fair value of the assets. Acquisition-related costs, such as due diligence, legal and accounting fees, are expensed in the period incurred and are not capitalized or applied in determining the fair value of the acquired assets.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with original maturities, when purchased, of three months or less.

Restricted Cash

Restricted cash includes cash balances established as lender reserves required by our debt agreements. For purposes of our combined consolidated statement of cash flows, changes in restricted cash caused by changes in lender reserves due to restrictions under our loan agreements are shown as financing activities and changes in deposits for assets we plan to acquire are shown as investing activities.

Allowance for Doubtful Accounts

An allowance for doubtful accounts is provided on accounts receivable when losses are probable based on historical collection activity and current business conditions.

Fair Value Measurements—Valuation Hierarchy

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date (an exit price). We use the three-level valuation hierarchy for classification of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. Inputs refer broadly to the assumptions that market participants would use in pricing an asset or liability. Inputs may be observable or unobservable. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources. Unobservable inputs are inputs that reflect our own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The three-level hierarchy of inputs is summarized below:

•	Level 1—Valuation is based upon quoted prices (unadjusted) for identical assets or liabilities in active markets.
•

Level 2—Valuation is based upon quoted prices for similar assets and liabilities in active markets, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the instrument.

•	Level 3—Valuation is based upon other unobservable inputs that are significant to the fair value measurement.

The classification of assets and liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement in its entirety at the end of each reporting period.

Derivative Instruments

We may use derivative instruments as part of our overall strategy to manage our exposure to market risks associated with fluctuations in interest rates. We will regularly monitor the financial stability and credit standing of the counterparties to our derivative instruments. Under the terms of certain loan agreements, we may be required to maintain derivative financial instruments to manage interest rates. We do not enter into derivative financial instruments for trading or speculative purposes.

We record all derivatives at fair value. On the date the derivative contract is entered, we designate the derivative as one of the following: a hedge of a forecasted transaction or the variability of cash flows to be paid (“cash flow hedge”); a hedge of the fair value of a recognized asset or liability (“fair value hedge”); or an undesignated hedge instrument. Changes in the fair value of a derivative that is qualified, designated and highly effective as a cash flow hedge or net investment hedge are recorded in other comprehensive income (loss) in the combined consolidated statements of comprehensive income until they are reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Changes in the fair value of a derivative that is qualified, designated and highly effective as a fair value hedge, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk, are recorded in current period earnings. Changes in the fair value of undesignated derivative instruments and the ineffective portion of designated derivative instruments are reported in current period earnings. Cash flows from designated derivative financial instruments are classified within the same category as the item being hedged in the combined consolidated statements of cash flows. Cash flows from undesignated derivative financial instruments are included as an investing activity in our combined consolidated statements of cash flows.

If we determine that we qualify for and will designate a derivative as a hedging instrument, at the designation date we formally document all relationships between hedging activities, including the risk management objective and strategy for undertaking various hedge transactions. This process includes matching all derivatives that are designated as cash flow hedges to specific forecasted transactions and linking all derivatives designated as fair value hedges to specific assets and liabilities in our combined consolidated balance sheets.

To the extent we have designated a derivative as a hedging instrument, each reporting period we assess the effectiveness of our designated hedges in offsetting the variability in the cash flows or fair values of the hedged assets or obligations using the Hypothetical Derivative Method. This method compares the cumulative change in fair value of each hedging instrument to the cumulative change in fair value of a hypothetical hedging instrument, which has terms that identically match the critical terms of the respective hedged transactions. Thus, the hypothetical hedging instrument is presumed to perfectly offset the hedged cash flows. Ineffectiveness results when the cumulative change in the fair value of the hedging instrument exceeds the cumulative change in the fair value of the hypothetical hedging instrument. We discontinue hedge accounting prospectively, when the derivative is not highly effective as a hedge, the underlying hedged transaction is no longer probable, or the hedging instrument expires, is sold, terminated or exercised.

Revenue Recognition

Our results of operations primarily consist of room rentals, food and beverage sales and other ancillary goods and services from hotel properties. Revenues are recorded when rooms are occupied or goods and services have been delivered or rendered. Additionally, we collect sales, use, occupancy and similar taxes at our hotels, which we present on a net basis (excluded from revenues) in our combined consolidated statements of comprehensive income.

Currency Translation

The United States dollar (“USD”) is our reporting currency and is the functional currency of our consolidated and unconsolidated entities operating in the U.S. The functional currency for our consolidated and unconsolidated entities operating outside of the U.S. is the currency of the primary economic environment in which the respective entity operates. Assets and liabilities measured in foreign currencies are translated into USD at the prevailing exchange rates in effect as of the financial statement date and the related gains and losses, net of applicable deferred income taxes, are reflected in Accumulated other comprehensive income (loss) in our combined consolidated balance sheets. Income and expense accounts are translated at the average exchange rate for the period. Gains and losses from foreign exchange rate changes related to transactions denominated in a currency other than an entity’s function currency are recognized as Gain (loss) on foreign currency transactions in our combined consolidated statements of comprehensive income.

Share-based Compensation

We expect to grant share-based payment awards in 2017.  We will recognize the cost of services received in these share-based payment transactions with employees as services are received and recognize either a corresponding increase in additional paid-in capital or accounts payable, accrued expenses and other, depending on whether the instruments granted satisfies the equity or liability classification criteria.

The measurement objective for these equity awards is the estimated fair value at the grant date of the equity instruments that we will be obligated to issue when employees have rendered the requisite service and satisfied any other conditions necessary to earn the right to benefit from the instruments. The compensation expense for an award classified as an equity instrument will be recognized ratably over the requisite service period. The requisite service period is the period during which an employee is required to provide service in exchange for an award.

Compensation expense for awards with performance conditions will be recognized over the requisite service period if it is probable that the performance condition will be satisfied. If such performance conditions are not considered probable until they occur, no compensation expense for these awards will be recognized. We will account for any forfeitures when they occur.

Liability classified awards will be remeasured at fair value at each reporting date until the date of settlement. Compensation expense for each period until settlement is based on the change (or a portion of the change, depending on the percentage of the requisite service that has been rendered at the reporting date) in the fair value of the instrument for each reporting period

Income Taxes

We are organized in conformity with, and plan to operate in a manner that will allow us to elect to be treated as a REIT, for U.S. federal income tax purposes, and expect to continue to operate so as to qualify as a REIT. So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on taxable income generated by our REIT qualified activities. To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the real estate qualification of sources of our income, the real estate composition and values of our assets, the amounts we distribute to our stockholders and the diversity of ownership of our stock.

Historically, we have been included in the consolidated federal income tax return of Hilton, as well as certain state tax returns where Hilton files on a consolidated or combined basis. For purposes of our combined consolidated balance sheets, we have recorded deferred tax balances as if we filed tax returns on a stand-alone basis separate from Hilton, but not as a REIT. The separate return method applies the accounting guidance for income taxes to the stand-alone financial statements as if we were a separate taxpayer and a standalone enterprise for the periods presented. The calculation of our income taxes on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations. We believe that the assumptions and estimates used to determine these tax amounts are reasonable. However, our combined consolidated balance sheets may not necessarily reflect what our tax amounts would have been if we had been a stand-alone enterprise during the periods presented.

We account for income taxes using the asset and liability method. The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year, to recognize the deferred tax assets and liabilities that relate to tax consequences in future years, which result from differences between the respective tax basis of assets and liabilities and their financial reporting amounts, and tax loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the respective temporary differences or operating loss or tax credit carry forwards are expected to be recovered or settled. The realization of deferred tax assets and tax loss and tax credit carry forwards is contingent upon the generation of future taxable income and other restrictions that may exist under the tax laws of the jurisdiction in which a deferred tax asset exists. Valuation allowances are provided to reduce such deferred tax assets to amounts more likely than not to be ultimately realized.

We use a prescribed recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. For all income tax positions, we first determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. If it is determined that a position meets the more-likely-than-not recognition threshold, the benefit recognized in the financial statements is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement.

Recently Issued Accounting Pronouncements

Adopted Accounting Standards

In February 2015, the FASB issued ASU No. 2015-02 (“ASU 2015-02”), Consolidation (Topic 810) - Amendments to the Consolidation Analysis. This ASU modifies existing consolidation guidance for reporting organizations that are required to evaluate whether they should consolidate certain legal entities. All legal entities are subject to reevaluation under the revised consolidation model. We elected, as permitted by the standard, to adopt ASU 2015-02 using a modified retrospective approach by recording a cumulative-effect adjustment to equity as of January 1, 2016 of approximately $2 million. Additionally, certain consolidated entities that were not previously considered VIEs prior to the adoption of ASU 2015-02 were considered to be VIEs for which we are the primary beneficiary and continue to be consolidated following adoption; prior period VIE disclosures do not include the balances or activity associated with these VIEs.

In August 2014, the FASB issued ASU No. 2014-15 (“ASU 2014-15”), Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, amending Accounting Standards Codification (“ASC”) 205, Presentation of Financial Statements, by adding Subtopic 40, Going Concern, requiring management to evaluate whether there is substantial doubt about its ability to continue as a going concern and to provide related footnote disclosures in certain circumstances. ASU 2014-15 was effective for annual and interim periods ending after December 15, 2016.

Accounting Standards Not Yet Adopted

In January 2017, the FASB issued ASU No. 2017-01(“ASU 2017-01”), Business combinations (Topic 805) – Clarifying the definition of a business, which adds guidance to assist with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or business. The ASU further clarifies that when the gross assets acquired (or disposed of) are concentrated in a single identifiable asset or a group of similar identifiable assets, the acquisition would not be considered a business. Transactions accounted for as an acquisition would not assign goodwill and acquisition costs would be capitalized. The provisions of this ASU are effective for reporting periods beginning after December 15, 2017 and are to be applied prospectively. We expect to adopt ASU 2016-18 in the first quarter of 2018. We are currently evaluating the effect that this ASU will have on our combined consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18 (“ASU 2016-18”), Statement of Cash Flows (Topic 230) - Restricted Cash. This ASU requires amounts generally described as restricted cash and restricted cash equivalents to be included with cash and cash equivalents when reconciling beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The provisions of this ASU are effective for reporting periods beginning after December 15, 2017 and are to be applied retrospectively; early adoption is permitted. We are currently evaluating the effect that this ASU will have on our combined consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02 (“ASU 2016-02”), Leases (Topic 842), which supersedes existing guidance on accounting for leases in Leases (Topic 840) and generally requires all leases to be recognized in the statement of financial position. The provisions of ASU 2016-02 are effective for reporting periods beginning after December 15, 2018; early adoption is permitted. The provisions of this ASU are to be applied using a modified retrospective approach. We are currently evaluating the effect that this ASU will have on our combined consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09 ("ASU 2014-09"), Revenue from Contracts with Customers (Topic 606). This ASU supersedes the revenue recognition requirements in Revenue Recognition (Topic 605), and requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Subsequent to ASU 2014-09, the FASB has issued several related ASUs. The provisions of ASU 2014-09 and the related ASUs are effective for reporting periods beginning after December 15, 2017 and are to be applied retrospectively or using a modified retrospective approach; early adoption is permitted. We are currently evaluating our method of adoption and the effect that this ASU will have on our combined consolidated financial statements.

Note 3: Acquisitions

Tax Deferred Like-Kind Exchange

During the year ended December 31, 2015, we used proceeds from the sale of the Waldorf Astoria New York (refer to Note 4: “Disposals”) to acquire, as part of a tax deferred like-kind exchange of real property, the following properties from sellers affiliated with Blackstone and an unrelated third party for a total purchase price of $1.87 billion:

•	the resort complex consisting of the Waldorf Astoria Bonnet Creek Orlando and the Hilton Orlando Bonnet Creek in Orlando, Florida (“Bonnet Creek Resort”);
•	the Waldorf Astoria Casa Marina Resort in Key West, Florida;
•	the Waldorf Astoria Reach Resort in Key West, Florida;
•	the Parc 55 Hotel in San Francisco, California; and
•	the Juniper Cupertino in Cupertino, California.

We incurred transaction costs of $26 million, which are included in Corporate and other expense in our combined consolidated statement of comprehensive income, for the year ended December 31, 2015.

As of the acquisition dates, the fair values of the assets acquired and liabilities assumed were:

(in millions)
Property and equipment	$1,868
Intangibles	4
Cash and cash equivalents	16
Restricted cash	8
Prepaid expenses	3
Other assets	2
Accounts payable and accrued expenses	(25)
Debt	(450)
Net assets acquired	$1,426

Refer to Note 9: “Fair Value Measurements” for additional information on the fair value techniques and inputs used for the measurement of the assets and liabilities.

The results of operations from these properties included in the combined consolidated statement of comprehensive income for the year ended December 31, 2015 were:

(in millions)
Total revenues	$316
Income before income taxes	58

Equity Investments Exchange

During the year ended December 31, 2014, we entered into an agreement to exchange our ownership interest in six hotels for the remaining interest in five other hotels that were part of an equity investment portfolio we owned with one other partner. As a result of this exchange, we have a 100 percent ownership interest in five hotels and no longer have any ownership interest in the remaining six hotels. This transaction was accounted for as a business combination achieved in stages, resulting in a re-measurement gain based upon the fair values of the equity investments. The carrying values of these equity investments immediately before the exchange totaled $59 million and the fair values of these equity investments immediately after the exchange totaled $83 million, resulting in a pre-tax gain of $24 million recognized in Other gain, net in our combined consolidated statement of comprehensive income for the year ended December 31, 2014.

Note 4: Disposals

Waldorf Astoria New York

During the year ended December 31, 2015, we completed the sale of the Waldorf Astoria New York for a purchase price of $1.95 billion and we repaid in full the existing mortgage loan secured by our Waldorf Astoria New York property (“Waldorf Astoria Loan”) of approximately $525 million. As a result of the sale, we recognized a gain of $143 million included in gain on sale of assets, net in our combined consolidated statement of comprehensive income for the year ended December 31, 2015. The gain was net of transaction costs and a goodwill reduction of $185 million. The Waldorf Astoria New York was considered a business within our hotel ownership segment; therefore, we reduced the carrying amount of our goodwill by the amount representing the fair value of the business disposed relative to the fair value of the portion of our reporting unit goodwill that was retained. Additionally, we recognized a loss of $6 million in other gain (loss), net in our combined consolidated statement of comprehensive income for the year ended December 31, 2015 related to the reduction of the Waldorf Astoria Loan’s remaining carrying amount of debt issuance costs.

Sale of Other Property and Equipment

During the year ended December 31, 2014, we completed the sale of certain land and easement rights at the Hilton Hawaiian Village Beach Resort to an affiliate of Blackstone in connection with a development project. As a result, the affiliate of Blackstone acquired the rights to the name, plans, designs, contracts and other documents related to the development project. The total consideration received for this transaction was approximately $37 million. We recognized $22 million as a capital contribution from a Hilton affiliate, representing the excess of the fair value of the consideration received over the carrying value of the assets sold.

Note 5: Property and Equipment

Property and equipment were:

	December 31,
	2016	2015
	(in millions)
Land	$3,397	$3,419
Buildings and leasehold improvements	6,015	6,000
Furniture and equipment	922	876
Construction-in-progress	79	58
	10,413	10,353
Accumulated depreciation and amortization	(1,872)	(1,677)
	$8,541	$8,676

Depreciation of property and equipment, including capital lease assets, was $295 million, $283 million and $245 million during the years ended December 31, 2016, 2015 and 2014, respectively.

As of December 31, 2016 and 2015, property and equipment included approximately $19 million and $24 million, respectively, of capital lease assets primarily consisting of buildings and leasehold improvements, net of $8 million of accumulated depreciation.

Note 6: Consolidated Variable Interest Entities and Investments in Affiliates

Consolidated VIEs

As of December 31, 2016, we consolidated three VIEs that own hotel properties in the U.S. As of December 31, 2015 and prior to the adoption of ASU 2015-02, we consolidated one VIE that owned a hotel in the U.S. The two additional entities considered to be VIEs following adoption of ASU 2015-02, were previously consolidated by us.

We are the primary beneficiary of these VIEs as we have the power to direct the activities that most significantly affect their economic performance. Additionally, we have the obligation to absorb their losses and the right to receive benefits that could be significant to them. The assets of our VIEs are only available to settle the obligations of these entities. Our condensed combined consolidated balance sheets include the following assets and liabilities of these entities:

	December 31,
	2016	2015
	(in millions)
Property and equipment, net	$208	$28
Cash and cash equivalents	14	2
Restricted cash	13	2
Accounts receivable, net	2	—
Prepaid expenses	2	—
Debt	207	12
Accounts payable and accrued expenses	6	1
Deferred income tax liabilities	49	1

During the years ended December 31, 2016, 2015 and 2014, we did not provide any financial or other support to these VIEs that we were not previously contractually required to provide, nor do we intend to provide any such support in the future.

Unconsolidated Entities

Investments in affiliates were:

		December 31,
	Ownership %	2016	2015
		(in millions)
Hilton Berlin	40%	$31	$27
Hilton San Diego Bayfront	25%	20	20
Embassy Suites Secaucus – Meadowlands	50%	7	24
All others (6 and 7 hotels)	20% - 50%	23	33
		$81	$104

The affiliates in which we own investments accounted for under the equity method had total debt of approximately $861 million and $872 million as of December 31, 2016 and 2015, respectively.

Substantially all of the debt is secured solely by the affiliates’ assets or is guaranteed by other partners without recourse to us.

Note 7: Goodwill and Intangibles

Our Parent allocated $3.5 billion of goodwill to us as part of the Merger and during the year ended December 31, 2008, we recognized a $2.7 billion impairment loss. Our goodwill balance and related activity was:

	Goodwill	Accumulated Impairment Losses	Balance
	(in millions)
Balance as of December 31, 2014	$3,567	$(2,762)	$805
Disposition of business(1)	(813)	628	(185)
Foreign currency translation	(3)	—	(3)
Balance as of December 31, 2015	2,751	(2,134)	617
Distribution to Parent(2)	(41)	32	(9)
Foreign currency translation	(4)	—	(4)
Balance as of December 31, 2016	$2,706	$(2,102)	$604

(1)	During the year ended December 31, 2015, we completed the sale of the Waldorf Astoria New York. Refer to Note 4: “Disposals” for additional information.
(2)

During the year ended December 31, 2016, we made a distribution of interest in an entity with an ownership interest in the Hilton Templepatrick Hotel & Country Club to Parent. Refer to Note 13: “Related Parties” for additional information.

Intangible assets were:

	December 31,
	2016	2015
	(in millions)
Acquired below market leases	$60	$60
Acquired below market ground leases	13	18
Other	9	4
Accumulated amortization	(38)	(30)
	$44	$52

As of December 31, 2016, we estimated our future amortization expense for our intangible assets to be:

Year	(in millions)
2017	$5
2018	5
2019	4
2020	4
2021	4
Thereafter	22
$44

Note 8: Debt

Debt balances, including obligations for capital leases, and associated interest rates as of December 31, 2016, were:

	December 31,
	2016	2015
	(in millions)
Commercial mortgage-backed securities loan with an average rate of 4.11%, due 2018	$—	$3,418
Commercial mortgage-backed securities loan with a fixed rate of 4.11%, due 2023	725	—
Commercial mortgage-backed securities loan with a fixed rate of 4.20%, due 2026	1,275	—
Mortgage loans with an average rate of 3.95%, due 2020 to 2026(1)	207	597
Term loan with a variable rate of 2.22%, due 2021	750	—
Unsecured notes with a fixed rate of 7.50%, due 2017	55	54
Capital lease obligations with an average rate of 7.00%, due 2019 to 2097	14	17
	3,026	4,086
Less: unamortized deferred financing costs and discount	(14)	(29)
	$3,012	$4,057

(1)	Assumes the exercise of all extensions that are exercisable solely at our option.

Commercial Mortgage-Backed Securities (“CMBS”) and Mortgage Loans

CMBS Loans

During the year ended December 31, 2016, we repaid in full our CMBS loan (“Existing CMBS Loan”) that was entered into in 2013. As a result, all U.S. owned real estate assets securing it were released.

In October 2016, we entered into a $725 million CMBS loan secured by the Hilton San Francisco Union Square and the Parc 55 Hotel San Francisco (“SF CMBS Loan”) and a $1.275 billion CMBS loan secured by the Hilton Hawaiian Village (“HHV CMBS Loan”). The SF CMBS Loan, which matures on November 1, 2023, bears interest at a fixed-rate of 4.11%. The HHV CMBS Loan, which matures on November 1, 2026, bears interest at a fixed-rate of 4.20%. The SF CMBS Loan and the HHV CMBS Loan are both interest-only loans through their respective maturity dates. At any time after the permitted release date of May 1, 2019, or earlier subject to certain conditions, the SF CMBS Loan and HHV CMBS Loan may be partially or fully prepaid, subject to prepayment penalties. The net proceeds were used to prepay amounts outstanding under the Existing CMBS Loan.

Mortgage Loans

In December 2016, we and Hilton repaid in full the $450 million mortgage loan secured by the Bonnet Creek Resort (“Bonnet Creek Loan”). Refer to Note 13: “Related Parties” for additional information.

In November 2016, we repaid in full an existing $104 million mortgage loan secured by Fess Parker’s DoubleTree Resort Santa Barbara and issued a new $165 million mortgage loan secured by this property, which is held in a consolidated joint venture. The new loan matures on December 1, 2026 and bears interest at a fixed-rate of 4.17% that is payable monthly in arrears. The additional net proceeds from the refinancing were distributed amongst the partners in the joint venture in accordance with the partnership agreement.

We are required to deposit with the lender certain cash reserves for restricted uses. As of December 31, 2016 and 2015, our combined consolidated balance sheets included $13 million and $58 million, respectively, of restricted cash related to our Existing CMBS Loan and mortgage loans.

Credit Facilities

In December 2016, we entered into a credit agreement (“Credit Agreement”) with Wells Fargo Bank, National Association as administrative agent, and certain others financial institutions party thereto as lenders. The facility includes a $1 billion revolving credit facility with a scheduled maturity date of December 24, 2020 with two, six-month extension options if certain conditions are satisfied (“Revolver”). The facility also includes a $750 million term loan, with a scheduled maturity date of December 24, 2021 (“Term Loan”).  The Credit Agreement includes the option to increase the size of the Revolver and enter into additional incremental term loan credit facilities, subject to certain limitations, in an aggregate commitment or principal amount not to exceed $500 million for all such increases.

The Term Loan was advanced in full at closing, with proceeds applied to repay certain existing indebtedness, to pay fees and expenses incurred in connection with entering into the Credit Agreement and for other general corporate purposes. Borrowings were not permitted under the Revolver until the consummation of our spin-off from Parent, which was effective in January 2017.

The Revolver permits one or more standby letters of credit, up to a maximum aggregate outstanding balance of $50 million, to be issued on behalf of us. Any outstanding standby letters of credit reduce the available borrowings on the Revolver by a corresponding amount.

Revolver and Term Loan borrowings bear interest at variable rates at our option, based upon either a base rate or LIBOR rate, plus an applicable margin based on our leverage ratio. We incur an unused facility fee on the Revolver of between 0.2% and 0.3%, based on our level of usage.

The Credit Agreement contains certain financial covenants relating to our maximum leverage ratio, minimum fixed charge coverage ratio, maximum secured indebtedness, maximum unsecured indebtedness and minimum unencumbered adjusted net operating income. If an event of default exists, we are not permitted to make distributions to shareholders, other than those required to qualify for and maintain REIT status. As of December 31, 2016, we were in compliance with all financial covenants.

Debt Maturities

The contractual maturities of our debt as of December 31, 2016 were:

Year	(in millions)
2017	$55
2018	—
2019	—
2020(1)	12
2021	750
Thereafter	2,209
$3,026

(1)	Assumes the exercise of all extensions that are exercisable solely at our option.

Note 9: Fair Value Measurements

We did not elect the fair value measurement option for any of our financial assets or liabilities. The fair values of our unsecured notes were based on prices in active debt markets. The fair values of the other liabilities presented below were determined based on the expected future payments discounted at risk-adjusted rates. The fair value of certain financial instruments and the hierarchy level we used to estimate fair values are shown below:

		December 31, 2016		December 31, 2015
	Hierarchy Level	Carrying Amount	Fair Value	Carrying Amount	Fair Value
		(in millions)
Liabilities:
SF CMBS Loan	3	$725	$725	$—	$—
HHV CMBS Loan	3	1,275	1,275	—	—
Term Loan	3	750	750	—	—
Mortgage loans	3	207	208	597	600
Unsecured notes	1	55	57	54	59
Existing CMBS Loan	3	—	—	3,418	3,456

During the year ended December 31, 2016, we recorded an impairment loss for certain assets resulting from a significant decline in market value of those assets. The estimated fair values of these assets that were measured on a nonrecurring basis were:

	Fair Value(1)	Impairment Loss
	(in millions)
Investments in affiliates	$7	$17
Property and equipment	6	14
Intangibles	—	1
Total	$13	$32

(1)

Fair value is measured using significant unobservable inputs (Level 3). We estimated fair value of the assets using discounted cash flow analyses, with estimated stabilized growth rates ranging from 1% to 3%, a discounted cash flow term between 10 to 15 years, terminal capitalization rates ranging from 5% to 8% percent, and discount rates ranging from 7% to 10%. The discount and terminal capitalization rates used for the fair value of the assets reflect the risk profile of the market where the property is located and are not necessarily indicative of our hotel portfolio as a whole.

As a result of our acquisition of certain properties during the year ended December 31, 2015, we measured financial and nonfinancial assets and liabilities at fair value on a nonrecurring basis (refer to Note 3: “Acquisitions” for additional information):

Fair Value(1)
(in millions)
Property and equipment	$1,868
Debt	450

(1)

Fair value is measured using significant unobservable inputs (Level 3). We estimated fair value of the assets and liabilities using discounted cash flow analyses. We used estimated stabilized growth rates ranging from 3% to 4%, a discounted cash flow term between 10 to 11 years, terminal capitalization rates ranging from 7% to 8% percent, and discount rates ranging from 9% to 10% for the assets, and a risk-adjusted rate of one-month LIBOR, plus 275 basis points for the liabilities. The discount and terminal capitalization rates used for the fair value of the assets reflect the risk profile of the market where the property is located and are not necessarily indicative of our hotel portfolio as a whole.

Note 10: Leases

We lease hotel properties, land and equipment under operating and capital leases. As of December 31, 2016 and 2015, we had operating leases for five hotels and a capital lease for one hotel. We also lease land for 13 hotels and certain facilities for seven hotels. Our leases expire at various dates from 2018 through 2141, with varying renewal options, and the majority expire before 2027.

Our operating leases may require minimum rent payments, contingent rent payments based on a percentage of revenue or income or rent payments equal to the greater of a minimum rent or contingent rent. In addition, we may be required to pay some, or all, of the capital costs for property and equipment in the hotel during the term of the lease.

Amortization of capital lease assets is recorded in depreciation and amortization in our combined consolidated statements of comprehensive income and is recognized over the lease term.

The future minimum rent payments under non-cancelable leases, due in each of the next five years and thereafter as of December 31, 2016, were:

	Operating Leases	Capital Leases
Year	(in millions)
2017	$26	$1
2018	27	1
2019	24	1
2020	24	1
2021	24	1
Thereafter	220	71
Total minimum rent payments	$345	76
Less: amount representing interest		(62)
Present value of net minimum rent payments		$14

Rent expense for all operating leases, included in other property-level expenses, was:

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Minimum rentals	$25	$26	$25
Contingent rentals	21	22	19
	$46	$48	$44

Note 11: Income Taxes

Our tax provision includes federal, state and foreign income taxes payable. The domestic and foreign components of income before income taxes were:

	Year Ended December 31,
	2016	2015	2014
	(in millions)
U.S. income before tax	$188	$379	$249
Foreign income before tax	33	38	49
Income before income taxes	$221	$417	$298

The components of our provision (benefit) for income taxes were:

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Current:
Federal	$130	$102	$20
State	16	15	3
Foreign	2	8	9
Total current	148	125	32
Deferred:
Federal	(60)	69	71
State	(7)	(74)	12
Foreign	1	(2)	2
Total deferred	(66)	(7)	85
Total provision for income taxes	$82	$118	$117

Reconciliations of our tax provision at the U.S. statutory rate to the provision (benefit) for income taxes were:

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Statutory U.S. federal income tax provision	$77	$146	$104
State income taxes, net of U.S. federal tax benefit	9	26	15
Foreign income tax expense	5	9	9
U.S. benefit of foreign taxes	(3)	(6)	(11)
Nontaxable liquidation of subsidiaries	—	(34)	—
Change in deferred tax asset valuation allowance	(2)	(3)	2
Change in basis difference in foreign subsidiaries	(5)	(2)	(1)
Tax rate change	—	(81)	—
Non-deductible goodwill	—	65	—
Non-deductible transaction costs	3	—	—
Other, net	(2)	(2)	(1)
Provision for income taxes	$82	$118	$117

We are part of a consolidated U.S. federal income tax return, state tax returns, and foreign tax returns with Hilton and other subsidiaries that are not included in our audited combined consolidated financial statements. Income taxes as presented in our audited combined consolidated financial statements present current and deferred income taxes of the consolidated federal tax filing attributed to us using the separate return method. The separate return method applies the accounting guidance for income taxes to the financial statements as if we were a separate taxpayer. During the years ended December 31, 2016, 2015 and 2014, Parent paid $146 million, $119 million and $25 million, respectively of income tax liabilities related to us.

During the year ended December 31, 2015, certain of our controlled foreign corporation subsidiaries elected to be disregarded for U.S. federal income tax purposes. These transactions were treated as tax-free liquidations for federal tax purposes. As a result of these liquidation transactions, we recognized $34 million of previously unrecognized deferred tax assets associated with assets and liabilities distributed from the liquidated controlled foreign corporations. These previously unrecognized deferred tax assets were a component of our investment in foreign subsidiaries deferred tax balances that were connected to the liquidated controlled foreign corporations. Prior to these liquidations, we did not believe that the benefit of these deferred tax assets would be realized within the foreseeable future; therefore, we did not recognize these deferred tax assets.

As a result of the sale of the Waldorf Astoria New York, we reduced our U.S. deferred tax liabilities and provision for income taxes by $81 million due to a decrease in the state effective tax rate being applied to our gross temporary differences.

Deferred income taxes represent the tax effect of the differences between the book and tax bases of assets and liabilities plus carryforward items. The composition of net deferred tax balances were as follows:

	December 31,
	2016	2015
	(in millions)
Deferred income tax assets(1)	$4	$5
Deferred income tax liabilities	(2,437)	(2,502)
Net deferred tax liability	$(2,433)	$(2,497)

(1)	Included within Other assets in our combined consolidated balance sheets.

The tax effects of the temporary differences and carryforwards that give rise to our net deferred tax liability were:

	December 31,
	2016	2015
	(in millions)
Deferred tax assets:
Net operating loss carryforwards	$6	$6
Unrealized foreign currency losses	4	4
Other reserves	4	3
Capital lease obligations	8	10
Deferred income	7	9
Other	4	6
Total gross deferred tax assets	33	38
Less: valuation allowance	—	(2)
Deferred tax assets	$33	$36
Deferred tax liabilities:
Property and equipment	$(2,382)	$(2,435)
Investments	(75)	(87)
Amortizable intangible assets	(9)	(11)
Investment in foreign subsidiaries	—	—
Other	—	—
Deferred tax liabilities	(2,466)	(2,533)
Net deferred tax liability	$(2,433)	$(2,497)

As of December 31, 2016, we had foreign net operating loss carryforwards of $36 million, which resulted in deferred tax assets of $6 million for foreign jurisdictions, resulting from net operating loss carryforwards that are not subject to expiration. Our valuation allowance decreased $2 million during the year ended December 31, 2016.

We classify reserves for tax uncertainties within other liabilities in our audited combined consolidated balance sheets. Reconciliations of the beginning and ending amount of unrecognized tax benefits were:

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Balance at beginning of year	$6	$6	$5
Additions for tax positions related to the current year	—	—	1
Balance at end of year	$6	$6	$6

We recognize interest and penalties accrued related to uncertain tax positions in income tax expense. As of December 31, 2016 and 2015, we accrued $1 million for the payment of interest and penalties. Included in the balance of uncertain tax positions as of December 31, 2016 and 2015 was $2 million associated with positions that, if favorably resolved, would provide a benefit to our effective tax rate.

Hilton files income tax returns, including returns for us, with federal, state and foreign jurisdictions. Hilton is under regular and recurring audit by the Internal Revenue Service on open tax positions. The timing of the resolution of tax audits is highly uncertain, as are the amounts, if any, that may ultimately be paid upon such resolution. Changes may result from the conclusion of ongoing audits, appeals or litigation in state, local, federal and foreign tax jurisdictions or from the resolution of various proceedings between the U.S. and foreign tax authorities. Hilton is no longer subject to U.S. federal income tax examination for years through 2004. As of December 31, 2016, Hilton remains subject to federal examinations from 2005 through 2015, state examinations from 2005 through 2015 and foreign examinations of their income tax returns for the years 2010 through 2015.

Note 12: Hotel Management Operating and License Agreements

Management Fees

We have management agreements, whereby we pay a base fee equal to a percentage of total revenues, as defined, as well as an incentive fee if specified financial performance targets are achieved. Our managers generally have sole responsibility for all activities necessary for the operation of the hotels, including establishing room rates, processing reservations and promoting and publicizing the hotels. Our managers also generally provide all employees for the hotels, prepare reports, budgets and projections, and provide other administrative and accounting support services to the hotels. We have consultative and limited approval rights with respect to certain actions of our managers, including entering into long-term or high value contracts, engaging in certain actions relating to legal proceedings, approving the operating budget, making certain capital expenditures and the hiring of certain management personnel.

The management agreements that were entered into in connection with the spin-off have terms ranging from 20 to 30 years and allow for one or more renewal periods at the option of our hotel managers. Assuming all renewal periods are exercised by our hotel managers, the total term of our management agreements range from 30 to 70 years. During the year ending December 31, 2016, all of our management agreements were with Hilton.

Marketing Fees

Additionally, the management agreements generally require a marketing fee equal to a percentage of rooms revenues. Total marketing fees were $56 million, $56 million and $49 million for the years ended December 31, 2016, 2015 and 2014 and were included in other departmental and support expense in our combined consolidated statements of comprehensive income.

Employee Cost Reimbursements

We are responsible for reimbursing our managers for certain employee related costs outside of payroll. These costs include contributions to a defined contribution 401(k) Retirement Savings Plan administered by our managers, union-sponsored pension plans and other post-retirement plans. All of these plans are the responsibility of our managers and our obligation is only for the reimbursement of these costs for individuals who work at our hotel properties. Total employee cost reimbursements were $131 million, $126 million and $134 million for the years ended December 31, 2016, 2015 and 2014, respectively, and were included in the respective operating expenses line item in our combined consolidated statements of comprehensive income based upon the nature of services provided by such employees.

Note 13: Related Parties

Parent

Net Parent investment on the combined consolidated balance sheets and combined consolidated statements of equity represents Parent’s historical investment in us, the net effect of transactions with and allocations from Parent and our accumulated earnings. Net transfers from (to) Parent are included within Net Parent investment. The components of the Net transfers from (to) Parent on the combined consolidated statements of cash flows and combined consolidated statements of equity were:

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Cash pooling and general financing activities	$(172)	$(172)	$(161)
Corporate allocations	66	56	52
Income taxes	146	119	25
Net transfers from (to) Parent	$40	$3	$(84)

Cash Management

Our Parent uses a centralized approach for cash management. Transfers of cash both to and from Parent are included within Net transfer from (to) Parent on the combined consolidated statements of cash flows and combined consolidated statements of equity. Historically, Parent has not charged us interest expense and we have not earned interest revenue on our net cash balance due to or from Parent, respectively. Cash at certain of our properties secured by certain of our mortgage and CMBS loans, coupled with our non-wholly owned entities and VIEs (“Restricted Subsidiaries”) may only be transferred to the extent the Restricted Subsidiaries declare a dividend. During the years ended December 31, 2016, 2015 and 2014, the Restricted Subsidiaries paid cash dividends which is presented in the combined consolidated statements of cash flows and combined consolidated statements of equity as Cash dividends paid to Parent.

Corporate Allocations

Our combined consolidated statements of comprehensive income include allocations of costs from certain corporate and shared functions provided to us by Parent. Refer to Note 2: “Basis of Presentation and Summary of Significant Accounting Policies” for additional information. During the years ended December 31, 2016, 2015 and 2014 we recognized $66 million, $56 million, and $52 million, respectively, of costs within Corporate and other expense in the combined consolidated statements of comprehensive income related to allocations of corporate general and administrative expenses from Parent.

Borrowings from Parent

In 2015, we borrowed $45 million from Parent with an interest rate of 1.82%. The note and accrued interest was forgiven in September 2016 and we recognized $45 million as a non-cash contribution from Parent. The payable and all interest accrued was included within Due to Hilton affiliates in our combined consolidated balance sheets as of December 31, 2015.

Transactions with Wholly Owned Subsidiary of Parent

In 2014, we completed the sale of certain floors at the Hilton New York Midtown to a wholly owned subsidiary of Parent for $22 million in connection with a timeshare project. At closing, legal title of these floors was transferred to the subsidiary of Parent. The net book value of these floors was approximately $66 million. The difference between the proceeds received and net book value of the floors was recognized as a non-cash equity distribution to Parent, $30 million of which was recognized for the year ended December 31, 2014. In connection with this sale, we made a contractually required prepayment of $13 million on the variable-rate component of the Existing CMBS Loan in order to release these floors from collateral. Additionally, in October 2016, we completed the sale of an additional 25 rooms at the Hilton New York Midtown to a wholly owned subsidiary of Parent in connection with timeshare projects. The net book value of these assets was approximately $33 million. Due to our continuing involvement, both of these transactions were not recognized as sales and were accounted for as sales-leaseback liabilities under the financing method. The assets will be derecognized at the end of the lease term. Pursuant to an arrangement representing a lease, we reserved exclusive rights to occupy and operate these rooms beginning on the date of transfer and continuing until the end of the lease term. The lease term on the remaining floors expires in September 2017.

In October 2016, we completed the sale of 600 rooms at the Hilton Waikoloa Village to a wholly owned subsidiary of Parent in connection with timeshare projects. The net book value of these assets was approximately $177 million. Due to our continuing involvement, this transaction was not recognized as a sale and was accounted for as a sales-leaseback liability under the financing method. The assets will be derecognized at the end of lease term. Pursuant to an arrangement representing a lease, we reserved exclusive rights to occupy and operate these rooms beginning on the date of transfer and continuing until the end of the lease term. The lease term expires beginning May 2017 through December 2019, but may be extended if mutually agreed to by all parties.

The remaining sale-leaseback liability related to the Hilton New York Midtown and Hilton Waikoloa Village was $210 million and $7 million, which is included within Due to Hilton affiliates on the combined consolidated balance sheets as of December 31, 2016 and 2015, respectively.

In June 2016, we transferred assets, including legal title, related to certain floors at the Embassy Suites Washington, D.C. to a wholly owned subsidiary of Parent in connection with a timeshare project. The net book value of these assets was approximately $40 million. No cash consideration was received for this transfer; therefore, the carrying value of the assets, net of related deferred tax liabilities was recognized as a $33 million non-cash equity distribution to Parent for the year ended December 31, 2016.

Certain of our hotels charge a wholly owned subsidiary of Parent for rental fees and other amenities. For the years ended December 31, 2016, 2015 and 2014, $25 million, $22 million, and $25 million, respectively, was recognized, primarily in rooms revenue, in our combined consolidated statements of comprehensive income.

Non-cash Distribution to and Contribution from Parent

In December 2016, the $450 million loan on the Hilton Orlando Bonnet Creek was repaid in full. We repaid $158 million of the loan and the remaining $292 million was repaid by a wholly owned subsidiary of Parent and recognized as a non-cash equity contribution from Parent.

In September 2016, we distributed interests in entities with ownership interests in the DoubleTree Hotel Missoula/Edgewater and the Hilton Templepatrick Hotel & Country Club to Parent as these two hotels were not retained by us. The amount of the non-cash equity distribution, representing the carrying value of the assets and liabilities associated with these entities, was $20 million.

The Blackstone Group

In 2015, we acquired, as part of a tax deferred like-kind exchange of real property, certain properties from sellers affiliated with Blackstone for a total purchase price of $1.76 billion. Refer to Note 3: “Acquisitions” for additional information.

In 2014, we completed the sale of certain land and easement rights at the Hilton Hawaiian Village to an affiliate of Blackstone in connection with a development project. As a result, the related party acquired the rights to the name, plans, designs, contracts and other documents related to the development project. The total consideration received for this transaction was approximately $37 million. Refer to Note 4: “Disposals” for additional information.

Note 14: Geographic and Business Segment Information

We have two operating segments, our consolidated hotels and unconsolidated hotels, which include 58 and 9 hotels (30,342 and 5,083 rooms), respectively. Our unconsolidated hotels operating segment does not meet the definition of a reportable segment, thus our consolidated hotels is our only reportable segment. We evaluate our consolidated hotels primarily based on hotel adjusted earnings before interest expense, taxes and depreciation and amortization (“EBITDA”).  Hotel Adjusted EBITDA is calculated as EBITDA, further adjusted to exclude certain items, including, but not limited to gains, losses and expenses in connection with: (i) asset dispositions for consolidated investments; (ii) foreign currency transactions; (iii) debt restructurings/retirements; (iv) non-cash impairment losses; (v) furniture, fixtures and equipment (“FF&E”) replacement reserves required by certain lease agreements; (vi) reorganization costs; (vii) share-based and certain other compensation expenses; (viii) severance, relocation and other expenses; and (ix) other items.

The following table presents revenues for our consolidated hotels reconciled to combined consolidated amounts and Hotel Adjusted EBITDA to net income:

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Revenues:
Total consolidated hotel revenue	$2,714	$2,675	$2,503
Other revenue	13	13	10
Total revenues	$2,727	$2,688	$2,513
Hotel Adjusted EBITDA	$808	$815	$747
Other revenue	13	13	10
Impairment loss	(15)	—	—
Depreciation and amortization expense	(300)	(287)	(248)
FF&E replacement reserve	(3)	(2)	(2)
Corporate and other expense	(85)	(96)	(67)
Gain on sale of assets, net	1	143	—
Interest income	2	1	1
Interest expense	(181)	(186)	(186)
Equity in earnings from investments in affiliates	3	22	16
Gain on foreign currency transactions	3	—	2
Other gain (loss), net	(25)	(6)	25
Income tax expense	(82)	(118)	(117)
Net income	$139	$299	$181

The following table presents total assets for our reportable segment, reconciled to combined consolidated amounts:

	December 31,
	2016	2015
	(in millions)
Consolidated Hotels	$9,747	$9,679
All other	87	108
	$9,834	$9,787

The following table presents total revenues and property and equipment, net for each of the geographical areas in which we operate:

	As of and for the Year Ended December 31,
	2016		2015		2014
	Revenues	Property and Equipment, net	Revenues	Property and Equipment, net	Revenues	Property and Equipment, net
	(in millions)
United States(1)(2)	$2,580	$8,300	$2,524	$8,422	$2,328	$6,606
United Kingdom	80	74	94	108	97	117
All other	67	167	70	146	88	188
	$2,727	$8,541	$2,688	$8,676	$2,513	$6,911

(1)

Includes revenues of $13 million, $13 million and $10 million for the years ended December 31, 2016, 2015 and 2014, respectively, from our laundry operations which is not part of either of our segments. Also includes property and equipment, net of $4 million, $3 million and $3 million as of December 31, 2016, 2015 and 2014, respectively, from our laundry operations.

(2)	Excludes $1,543 million of property and equipment, net held for sale as of December 31, 2014.

Note 15: Commitments and Contingencies

As of December 31, 2016, we had outstanding commitments under third-party contracts of approximately $36 million for capital expenditures at certain owned and leased properties. Our contracts contain clauses that allow us to cancel all or some portion of the work. If cancellation of a contract occurred, our commitment would be any costs incurred up to the cancellation date, in addition to any costs associated with the discharge of the contract.

We are involved in litigation arising from the normal course of business, some of which includes claims for substantial sums. While the ultimate results of claims and litigation cannot be predicted with certainty, we expect that the ultimate resolution of all pending or threatened claims and litigation as of December 31, 2016 will not have a material effect on our combined consolidated results of operations, financial position or cash flows.

Note 16: Supplemental Disclosures of Cash Flow Information

Interest paid during the years ended December 31, 2016, 2015 and 2014, was $169 million, $176 million and $175 million, respectively.

There were no income taxes paid by us during the years ended December 31, 2016, 2015 and 2014.

The following non-cash investing and financing activities were excluded from the combined consolidated statements of cash flows:

•	In 2016, we received an equity contribution of $45 million from Parent related to a note payable and accrued interest that was forgiven.
•	In 2016, we made an equity distribution of $33 million to Parent related to the transfer of certain floors at the Embassy Suites Washington, DC to a wholly owned subsidiary of Parent.
•

In 2016, we made an equity distribution of $203 million to Parent related to the transfer of certain rooms at the Hilton New York Midtown and Hilton Waikoloa Village to a wholly owned subsidiary of Parent.

•

In 2016, we made an equity distribution of $20 million related to the distribution of interests in entities in the DoubleTree Hotel Missoula/Edgewater and the Hilton Templepatrick Hotel & Country Club to Parent.

•	In 2016, we received an equity contribution of $292 million from Parent related to the repayment of a portion of the Bonnet Creek Loan on our behalf.
•	In 2015, we assumed the $450 million Bonnet Creek Loan as a result of an acquisition.
•	In 2015, we received an equity contribution of $2 million from Parent related to an obligation paid on our behalf by a wholly owned subsidiary of Parent.
•

In 2014, we completed an equity investments exchange with a joint venture partner where we acquired $144 million of property and equipment, $1 million of other intangible assets and assumed $64 million of long-term debt. We also disposed of $59 million in equity method investments.

•	In 2014, we restructured a capital lease in conjunction with a rent arbitration ruling, for which we recorded an additional capital lease asset and obligation of $11 million.
•

In 2014, we received an equity contribution of $14 million from Parent related to the transfer of other assets from a wholly owned subsidiary of Parent for a development project to us that we then sold to an affiliate of Blackstone.

•	In 2014, we made an equity distribution of $30 million to Parent related to the sale of certain floors at the Hilton New York Midtown to a wholly owned subsidiary of Parent.

Note 17: Selected Quarterly Financial Information (unaudited)

The following table sets forth the historical unaudited quarterly financial data for the periods indicated. The information for each of these periods has been prepared on the same basis as the audited consolidated financial statements and, in our opinion, reflects all adjustments necessary to present fairly our financial results. Operating results for previous periods do not necessarily indicate results that may be achieved in any future period.

	2016
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
	(in millions)
Revenues	$661	$725	$671	$670	$2,727
Operating income	80	142	110	87	419
Net income	23	62	37	17	139
Net income attributable to Parent	22	60	34	17	133

	2015
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
	(in millions)
Revenues	$613	$719	$681	$675	$2,688
Operating income	203	144	121	118	586
Net income	148	46	36	69	299
Net income attributable to Parent	147	45	32	68	292

Note 18: Subsequent Events

In January 2017, we declared a special dividend of $2.79 per share (“E&P Dividend”), or approximately $551 million in cash and shares of our common stock, for which no more than 20% will be paid in cash, to be paid on or as soon as practicable after March 9, 2017 to stockholders of record as of January 19, 2017. The E&P Dividend represents our estimated share of C corporation earnings and profits attributable to the period prior to January 4, 2017, in which we are required to pay our stockholders in connection with our election to be taxed as a REIT.

In February 2017, we declared a quarterly cash dividend of $0.43 per share for the first quarter of 2017. The dividend will be payable on April 17, 2017 to each stockholder of record as of March 31, 2017.

Park Hotels & Resorts Inc.

Schedule III

Real Estate and Accumulated Depreciation

(Dollars in millions)

December 31, 2016

		Initial Cost					Gross Amounts at Which Carried at Close of Period
Hotel Property	Encumbrances	Land	Building & Improvements	Furniture, Fixtures & Equipment	Costs Capitalized Subsequent to Acquisition	Foreign Currency Adjustment	Land	Building & Improvements	Furniture, Fixtures & Equipment	Total	Accumulated Depreciation	Date of Construction	Date Acquired(a)	Life Upon Which Depreciation is Computed
Waldorf Astoria Bonnet Creek Orlando	$—	$34	$274	$29	$1	$—	$34	$273	$3	$310	$(29)	2009	2/12/2015	3 - 40 years
Waldorf Astoria Casa Marina Resort Key West	—	164	174	9	4	—	164	179	8	351	(12)	1920	2/17/2015	3 - 40 years
Waldorf Astoria Reach Resort Key West	—	57	67	3	3	—	57	70	3	130	(5)	1970	2/17/2015	3 - 40 years
Hilton Hawaiian Village Beach Resort	1,275	925	807	17	285	—	954	1,004	76	2,034	(313)	1961	10/24/2007	3 - 40 years
Hilton New York Midtown	—	1,096	542	13	142	—	1,065	641	86	1,792	(177)	1963	10/24/2007	3 - 40 years
Hilton San Francisco Union Square	—	113	232	16	142	—	113	335	54	502	(131)	1964	10/24/2007	3 - 40 years
Hilton New Orleans Riverside	—	89	216	3	78	—	90	253	45	388	(97)	1977	10/24/2007	3 - 40 years
Hilton Chicago	—	69	233	12	144	—	69	333	56	458	(107)	1927	10/24/2007	3 - 40 years
Hilton Waikoloa Village	—	160	340	26	131	—	167	417	74	658	(165)	1988	10/24/2007	3 - 40 years
Parc 55 Hotel San Francisco	725	175	315	32	7	—	175	322	32	529	(28)	1984	2/12/2015	3 - 40 years
Hilton Orlando Bonnet Creek	—	15	378	31	7	—	16	381	61	458	(34)	2009	2/12/2015	3 - 40 years
Caribe Hilton	—	38	56	7	53	—	39	100	15	154	(45)	1949	10/24/2007	3 - 40 years
Hilton Chicago O’Hare Airport	—	—	114	8	12	—	—	115	18	133	(108)	1971	10/24/2007	3 - 40 years
Hilton Orlando Lake Buena Vista	—	—	137	10	24	—	—	151	20	171	(39)	1983	8/30/2010	3 - 40 years
Hilton Boston Logan Airport	—	—	108	6	11	—	—	112	13	125	(35)	1999	10/24/2007	3 - 40 years
Pointe Hilton Squaw Peak Resort	—	14	45	5	(28)	—	5	22	9	36	(11)	1977	10/24/2007	3 - 40 years
Hilton Miami Airport	—	64	36	3	34	—	64	58	15	137	(22)	1984	12/14/2007	3 - 40 years
Hilton Atlanta Airport	—	10	99	3	24	—	10	110	16	136	(38)	1989	10/24/2007	3 - 40 years
Hilton São Paulo Morumbi	—	19	116	4	20	(66)	10	73	8	91	(20)	2002	10/24/2007	3 - 40 years
Hilton McLean Tysons Corner	—	50	82	3	(17)	—	23	53	42	118	(44)	1987	10/24/2007	3 - 40 years
Hilton Seattle Airport & Conference Center	—	—	70	3	15	—	—	79	8	87	(29)	1961	10/24/2007	3 - 40 years
Hilton Oakland Airport	—	—	13	3	(1)	—	—	9	6	15	(5)	1970	10/24/2007	3 - 40 years
Hilton Durban	—	—	56	3	20	(33)	—	29	16	45	(11)	1997	10/24/2007	3 - 40 years
Hilton New Orleans Airport	—	12	32	4	9	—	12	36	9	57	(16)	1989	10/24/2007	3 - 40 years
Hilton Short Hills	—	59	54	3	24	—	59	73	9	141	(32)	1988	10/24/2007	3 - 40 years
Hilton Blackpool	—	15	23	4	(6)	(15)	4	11	6	21	(7)	1982	10/24/2007	3 - 40 years
Hilton Rotterdam	—	5	33	3	54	(21)	4	62	9	75	(17)	1963	10/24/2007	3 - 40 years
Hilton Belfast	—	1	13	2	11	(10)	1	10	7	18	(7)	1998	10/24/2007	3 - 40 years
Hilton London Islington	—	4	18	3	13	(15)	—	18	5	23	(7)	1997	10/24/2007	3 - 40 years
Hilton Edinburgh Grosvenor	—	2	17	3	22	(16)	—	22	5	27	(8)	1999	10/24/2007	3 - 40 years
Hilton Coylumbridge	—	14	5	2	(17)	(5)	—	—	—	—	—	1965	10/24/2007	3 - 40 years
Hilton Bath City	—	—	11	2	12	(10)	—	11	5	16	(6)	1973	10/24/2007	3 - 40 years
Hilton Nuremberg	—	—	2	—	7	(2)	—	4	3	7	(4)	1990	5/31/2013	3 - 40 years
Hilton Milton Keynes	—	13	10	2	(11)	(8)	3	2	1	6	(1)	1991	10/24/2007	3 - 40 years

Park Hotels & Resorts Inc.

Schedule III

Real Estate and Accumulated Depreciation—(continued)

(Dollars in millions)

December 31, 2016

		Initial Cost					Gross Amounts at Which Carried at Close of Period
Hotel Property	Encumbrances	Land	Building & Improvements	Furniture, Fixtures & Equipment	Costs Capitalized Subsequent to Acquisition	Foreign Currency Adjustment	Land	Building & Improvements	Furniture, Fixtures & Equipment	Total	Accumulated Depreciation	Date of Construction	Date Acquired(a)	Life Upon Which Depreciation is Computed
Hilton Sheffield	—	—	13	2	(12)	(3)	—	—	—	—	—	1997	10/24/2007	3 - 40 years
Hilton Salt Lake City	—	—	—	10	18	—	—	7	21	28	(18)	2002	10/24/2007	3 - 40 years
Juniper Cupertino	—	40	64	8	1	—	40	64	9	113	(6)	1973	6/2/2015	3 - 40 years
DoubleTree Hotel Crystal City	—	43	95	2	47	—	43	127	17	187	(40)	1982	12/14/2007	3 - 40 years
DoubleTree Hotel San Jose	—	15	67	5	19	—	15	80	11	106	(28)	1980	10/24/2007	3 - 40 years
DoubleTree Hotel Ontario Airport	30	13	58	3	5	—	12	60	7	79	(18)	1974	10/24/2007	3 - 40 years
DoubleTree Spokane—City Center	12	3	24	2	6	—	3	28	4	35	(7)	1986	1/1/2010	3 - 40 years
DoubleTree Hotel Seattle Airport	—	—	—	11	24	—	—	11	24	35	(24)	1987	10/24/2007	3 - 40 years
DoubleTree Hotel San Diego—Mission Valley	—	—	—	2	16	—	—	9	10	19	(9)	1989	10/24/2007	3 - 40 years
DoubleTree Hotel Sonoma Wine Country	—	—	—	4	10	—	—	5	9	14	(8)	1977	10/24/2007	3 - 40 years
DoubleTree Hotel Durango	—	—	—	2	5	—	—	3	4	7	(5)	1985	10/24/2007	3 - 40 years
Fess Parker's DoubleTree Resort Santa Barbara	165	71	50	2	7	—	71	54	5	130	(11)	1986	10/24/2007	3 - 40 years
Embassy Suites Washington, D.C.	—	62	53	2	(27)	—	39	50	1	90	(8)	1990	12/4/2007	3 - 40 years
Embassy Suites Parsippany	—	6	32	1	1	—	6	32	2	40	(3)	1984	7/25/2014	3 - 40 years
Embassy Suites Kansas City—Plaza	—	—	26	1	1	—	—	26	2	28	(6)	1973	7/25/2014	3 - 40 years
Embassy Suites Austin—Downtown/Town Lake	—	—	45	2	15	—	—	55	7	62	(21)	1983	10/24/2007	3 - 40 years
Embassy Suites Atlanta—Perimeter Center	—	6	23	1	1	—	6	23	1	30	(2)	1969	7/25/2014	3 - 40 years
Embassy Suites San Rafael—Marin County	—	7	27	1	2	—	7	28	2	37	(2)	1990	7/25/2014	3 - 40 years
Embassy Suites Kansas City—Overland Park	—	2	11	—	1	—	2	12	1	15	(1)	1987	7/25/2014	3 - 40 years
Embassy Suites Phoenix—Airport at 24th Street	—	—	15	1	(11)	—	—	2	4	6	(5)	1986	10/24/2007	3 - 40 years
Total	$2,207	$3,485	$5,331	$339	$1,358	$(204)	$3,382	$6,044	$884	$10,310	$(1,832)

(a)	On October 24, 2007, a predecessor to our Parent became a wholly owned subsidiary of an affiliate of Blackstone following the completion of the Merger.

Park Hotels & Resorts Inc.

Schedule III

Real Estate and Accumulated Depreciation—(continued)

(Dollars in millions)

December 31, 2016

Notes:

(A)	The change in total cost of properties for the fiscal years ended December 31, 2016, 2015 and 2014 is as follows:

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Balance at beginning of period	$10,253	$8,220	$9,712
Additions during period:
Acquisitions(1)	—	1,872	155
Capital expenditures	224	224	169
Deductions during period:
Transfers to Assets Held for Sale	—	—	(1,543)
Sales and retirements	(161)	(3)	(232)
Foreign exchange effect	(6)	(60)	(41)
Balance at end of period	$10,310	$10,253	$8,220

(1)

In 2015, as part of a tax deferred exchange of real property, certain properties from sellers affiliated with The Blackstone Group L.P., a related party, were acquired for a total purchase price of $1.87 billion.

(B)	The change in accumulated depreciation for the fiscal years ended December 31, 2016, 2015 and 2014 is as follows:

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Balance at beginning of period	$1,639	$1,372	$1,325
Additions during period:
Depreciation expense	292	279	241
Deductions during period:
Sales and retirements	(95)	(3)	(185)
Foreign exchange effect	(4)	(9)	(9)
Balance at end of period	$1,832	$1,639	$1,372

(C)	The aggregate cost of real estate for federal income tax purposes is approximately $5.433 billion as of December 31, 2016.